Exhibit 99.1
Q2 2020 Fixed Income Release

Denver, Colorado August 3, 2020: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q2”) ended June 30, 2020 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2020 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2020, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of June 30, 2020. Effective with the release of the second quarter earnings we have stopped using the term Operating Cash Flow ("OCF") and will use the term "Adjusted EBITDA" prospectively. As we define the term, Adjusted EBITDA has the same meaning as OCF had previously, and therefore will not impact any previously reported amounts.

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Virgin Media Reports Preliminary Q2 2020 Results
Transformational UK JV with O2 proceeding on track
Business resilience through COVID-19 delivered increased NPS and the best Q2 cable net adds since 2016 and record Q2 postpaid net adds
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.4 million subscribers at June 30, 2020.

Operating highlights:

•
Virgin Media successfully adapted its operations in response to the COVID-19 pandemic and has emerged stronger and better positioned for mid-to-long term growth in FCF and operating free cash flow (“OFCF”)

◦
Ensured a safe working environment for employees and remained open for business by pivoting to online care and sales, increasing the proportion of self-installations and accelerating digitalisation initiatives

◦	Our robust network withstood a ~50% increase in data consumption through the quarter

◦
Permanently closed our 53 retail stores. Affected staff have been redeployed to online care roles, where possible; this is incremental to the creation of over 1,000 customer service roles in the U.K. to enhance our onshore sales and service capabilities

•	Unparalleled broadband speeds and support offered to keep customers connected and entertained led to increased customer satisfaction and contributed to our best Q2 customer net adds since 2016

◦	Q2 cable net adds of 24,000, compared to a 6,000 net loss in the comparative prior-year period

•
Q2 fixed line ARPU was impacted by the suspension of live sports during the pandemic; this represented a ~2% headwind to Q2 ARPU but had a negligible impact on margins as we were compensated for the related costs as further described below

◦	ARPU decreased by 1.7% YoY to £50.46 on a reported basis and by 1.8% on a rebased[1] basis

◦	The impact on fixed-line ARPU and customer churn due to the regulated introduction of end-of-contract notifications from mid-February remained modest through Q2

•
Against this backdrop, execution of our consumer strategy to become the national champion for fixed-mobile convergence, rolling-out Gigabit speeds to more cities and expanding our network through Project Lightning continued

◦
At the end of June, we launched new 18 month contracts offering customers greater value with 500 Mbps now available to all, cheaper TV picks and enriched mobile data SIMs within our converged bundles to drive loyalty and ARPU through increased upsell and cross-sell

◦
In July, our networks in Edinburgh and Liverpool were upgraded to 1 Gbps; taking our Gigabit reach to 18% of our U.K. footprint; we remain on-track for network-wide coverage by end 2021, delivering 50% of U.K. Government national ambition four years early

◦	Project Lightning delivered 93,000 premises in Q2 taking our cumulative build to 2.3 million

•	In Mobile, our converged bundles helped deliver record Q2 postpaid mobile net adds of 85,000 compared to 57,000 in Q2 2019, driving FMC penetration up 2.9% YoY to 22.8%

◦	Q2 mobile net additions were 54,000 compared to a net gain of 34,000 in Q2 2019, as postpaid gains accelerated and were partially offset by expected prepaid losses

•
In B2B, we continued to see improvements in NPS and through the COVID-19 crisis we focused on supporting customer requests for increased capacity, remote working capabilities and other essential communications services

◦	Our SoHo customer base increased by 8.7% YoY compared to a 15.2% increase in Q2 2019

◦
Growth in Wholesale is accelerating with a significant contract signed with H3G in Q2 to connect thousands of 5G cell sites. This contract, along with other recent full fibre deals and other high capacity services contract wins are expected to be fulfilled over the next 12 to 18 months

Financial highlights:

•	Revenue of £1,234.2 million in Q2 declined 3.5% on a reported basis and 3.6% on a rebased basis, with certain low-margin revenue streams being temporarily impacted by COVID-19

•	Q2 residential cable revenue decreased 2.4% YoY on a reported basis and 2.5% on a rebased basis

◦
Cable subscription revenue decreased 2.1% on a reported basis and 2.2% on a rebased basis. A YoY increase in fixed-line customers was offset by a reduction in cable ARPU due to a £22 million revenue reduction attributable to pause credits and the cancellation of premium sports subscriptions following the suspension of certain sporting events due to COVID-19; we were compensated for the associated costs

◦	Cable non-subscription revenue decreased 22.3% on a reported basis and 22.6% on a rebased basis due to the temporary suspension of late payment fees during the lock-down period

•	Reported and rebased residential mobile revenue decreased 8.8% YoY in Q2 with reductions across both subscription and non-subscription revenue

◦
Mobile subscription revenue declined 1.6% on a reported basis and 1.7% on a rebased basis due to a reduction in out-of-bundle usage arising from increased in-home WiFi offload through the lock-down and free mobile data offered to help customers through COVID-19

◦
Reported and rebased Q2 mobile non-subscription revenue decreased 17.9%, as mobile handset revenue was negatively impacted by store closures during the lock-down and a £4.1 million nonrecurring benefit in Q2 2019 from the sale of right to future commission payments on customer handset insurance arrangements

•	Q2 B2B revenue decreased 1.0% YoY on a reported basis and 1.1% on a rebased basis due to a reduction in non-subscription revenue which was only partially offset by growth in subscription revenue

◦	B2B subscription revenue increased 10.0% on a reported basis and 9.9% on a rebased basis due to continued growth in SoHo customers

◦
Reported and rebased B2B non-subscription revenue declined 2.4%, reflecting a reduction in lower margin revenue related to business network services and lower revenue from data services which was only partially offset by an increase in wholesale revenue related to long-term leases of a portion of our network

•	Q2 other revenue decreased by 41.6% on a reported basis and 42.5% on a rebased basis due to lower advertising revenue in our broadcast business in Ireland, largely due to the impact of COVID-19

•
Net loss increased 285% in Q2 to £203.9 million, largely driven by the net effect of (i) a change in realized and unrealized gains (losses) on derivative instruments, net, (ii) an increase in losses on debt modification and extinguishment, net, (iii) lower depreciation and amortization, (iv) a decrease in foreign currency transaction losses, net (v) higher related-party fees and allocations, net and (vi) a reduction in Segment Adjusted EBITDA, as described below

•
Segment Adjusted EBITDA[2] of £527.6 million in Q2 declined 1.4% on a reported basis and 1.5% on a rebased basis. The decline reflects the aforementioned revenue performance offset by a suppression in our cost base due to various COVID-19 impacts, including (i) lower programming costs due to £22.5 million of credits received during Q2 associated with the pausing or cancellation of certain sporting events, (ii) lower call centre costs primarily due to lock-downs during the second quarter of 2020, which prevented certain outsourced contract services from being performed, (iii) lower marketing costs and (iv) lower handset sales costs due to store closures. These cost reductions were only partially offset by a £3.4 million net increase in network taxes

•	Property and equipment (“P&E”) additions decreased by 10.0% YoY to £260.0 million in Q2 from £289.1 million in Q2 2019 primarily due to lower spend on customer premise equipment

•
OFCF of £267.6 million in Q2 increased 8.8% on a reported basis and 8.7% on a rebased basis, compared to £245.9 million in Q2 2019. This increase was driven by a further reduction in capital intensity to 21.1%, compared to 22.6% in Q2 last year

•	At June 30, 2020, our fully-swapped third-party debt borrowing cost was 4.6% and the average tenor of our third-party debt (excluding vendor financing) was around 8 years

◦	In June, we successfully completed a comprehensive refinancing of our senior notes

▪	$675 million 5.0% Senior Notes due 2030 were issued to refinance (i) €460 million 4.5% Senior Notes due 2025 and (ii) $389 million 5.75% Senior Notes due 2025

▪
We subsequently tapped the 5.0% Senior Notes due 2030 for a further $250 million and issued €500 million 3.75% Senior Notes due 2030. The proceeds were used to redeem the remainder of our senior notes comprising (i) $497 million 6.0% Senior Notes due 2024, (ii) £44 million 5.125% Senior Notes due 2022, (iii) $72 million 4.875% Senior Notes due 2022 and (iv) $52 million 5.25% Senior Notes due 2022

◦
In June, we also issued $650 million 4.5% Senior Secured Notes due 2030 and £450 million 4.125% Senior Secured Notes due 2030 to redeem (i) £525 million 4.875% Senior Secured Notes due 2027, (ii) £360 million 6.25% Senior Secured Notes due 2029 and (iii) £80 million of the £521 million 6.0% Senior Secured Notes due 2025

•
At June 30, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualised EBITDA (last two quarters annualised) were 3.86x and 4.53x, respectively, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualised EBITDA would have been 5.60x at June 30, 2020

•
At June 30, 2020, we had maximum undrawn commitments of £1.0 billion equivalent. When our compliance reporting requirements have been completed and assuming no change from June 30, 2020 borrowing levels, we anticipate the borrowing capacity will be limited to £276.7 million equivalent, based on the maximum we can incur and upstream which is subject to a 4x net senior test

Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2020	2019
Footprint
Homes Passed	16,013,700	15,578,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	5,982,900	5,966,300
Q2 Organic[3] Fixed-Line Customer Relationship net additions (losses)	23,900	(5,600)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	£50.46	£51.35

Customer Bundling

Fixed-mobile Convergence	22.8%	19.9%

Single-Play	17.5%	15.7%
Double-Play	23.3%	21.9%
Triple-Play	59.2%	62.4%

Mobile Subscribers
Postpaid	3,169,700	2,830,300
Prepaid	202,200	320,200
Total Mobile subscribers	3,371,900	3,150,500

Q2 organic Postpaid net additions	84,700	57,400
Q2 organic Prepaid net losses	(31,200)	(23,600)
Total organic[3] Mobile net additions	53,500	33,800

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£10.17	£11.15
Excluding interconnect revenue	£8.84	£9.52

Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2020 and 2019:

	Three months ended				Six months ended
	June 30,		Increase/(decrease)		June 30,		Increase/(decrease)
	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£879.3	£898.3	(2.1%)	(2.2%)	£1,783.4	£1,795.5	(0.7%)	(0.7%)
Non-subscription	11.5	14.8	(22.3%)	(22.6%)	26.4	29.4	(10.2%)	(10.4%)
Total residential cable revenue	890.8	913.1	(2.4%)	(2.5%)	1,809.8	1,824.9	(0.8%)	(0.8%)
Residential mobile revenue:
Subscription	87.8	89.2	(1.6%)	(1.7%)	177.7	176.7	0.6%	0.5%
Non-subscription	57.8	70.4	(17.9%)	(17.9%)	114.2	136.9	(16.6%)	(16.6%)
Total residential mobile revenue	145.6	159.6	(8.8%)	(8.8%)	291.9	313.6	(6.9%)	(6.9%)
Business revenue:
Subscription	24.1	21.9	10.0%	9.9%	48.1	43.4	10.8%	10.8%
Non-subscription	164.0	168.1	(2.4%)	(2.4%)	324.9	339.9	(4.4%)	(4.4%)
Total business revenue	188.1	190.0	(1.0%)	(1.1%)	373.0	383.3	(2.7%)	(2.8%)
Other revenue	9.7	16.6	(41.6%)	(42.5%)	25.8	33.0	(21.8%)	(21.9%)
Total revenue	£1,234.2	£1,279.3	(3.5%)	(3.6%)	£2,500.5	£2,554.8	(2.1%)	(2.1%)

Segment Adjusted EBITDA
Segment Adjusted EBITDA	£527.6	£535.0	(1.4%)	(1.5%)	£1,039.9	£1,066.5	(2.5%)	(2.5%)

The following table provides a reconciliation of net loss to Segment Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions, except % amounts
Net loss	£(203.9)	£(53.0)	£(120.8)	£(165.0)
Income tax expense (benefit)	(38.5)	3.6	(12.8)	(6.9)
Other income, net	(1.1)	(1.3)	(2.2)	(2.5)
Losses on debt modification and extinguishment, net	134.1	37.5	134.1	37.9
Realized and unrealized losses (gains) due to changes in fair values of certain debt, net	(8.5)	8.2	(7.1)	17.5
Foreign currency transaction losses, net	31.3	127.2	407.0	30.5
Realized and unrealized losses (gains) on derivative instruments, net	87.4	(182.8)	(397.4)	(60.8)
Interest income - related-party	(62.6)	(72.6)	(126.9)	(141.9)
Interest expense	144.9	162.5	294.0	323.5
Operating income	83.1	29.3	167.9	32.3
Impairment, restructuring and other operating items, net	9.4	7.8	14.2	41.2
Depreciation and amortization	343.4	439.5	682.7	887.6
Related-party fees and allocations, net	78.2	43.2	152.4	78.5
Share-based compensation expense	13.5	15.2	22.7	26.9
Segment Adjusted EBITDA	£527.6	£535.0	£1,039.9	£1,066.5

Segment Adjusted EBITDA as a percentage of revenue	42.7%	41.8%	41.6%	41.7%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions, except % amounts
Customer premises equipment	£52.5	£86.0	£117.6	£206.2
New build and upgrade	85.1	99.7	185.8	188.0
Capacity	25.2	28.0	59.7	56.4
Baseline	45.4	32.8	80.0	63.2
Product and enablers	51.8	42.6	88.0	78.7
Property and equipment additions	£260.0	£289.1	£531.1	£592.5
Assets acquired under capital-related vendor financing arrangements	(178.3)	(190.6)	(372.1)	(437.6)
Assets acquired under finance leases	—	(3.7)	—	(4.2)
Changes in liabilities related to capital expenditures (including related-party amounts)	17.5	8.8	55.9	85.7
Total capital expenditures[4]	£99.2	£103.6	£214.9	£236.4

Property and equipment additions as a percentage of revenue	21.1%	22.6%	21.2%	23.2%

Operating Free Cash Flow
Segment Adjusted EBITDA	£527.6	£535.0	£1,039.9	£1,066.5
Property and equipment additions	(260.0)	(289.1)	(531.1)	(592.5)
Operating free cash flow	£267.6	£245.9	£508.8	£474.0

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2020		2020
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
Term Loan N (LIBOR + 2.50%) due 2028	$3,300.0	2,665.7	2,661.8
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	681.2	663.7
£1,000 million (equivalent) RCF (LIBOR + 2.75%) due 2026	£—	—	—
VM Financing Facility	£2.7	2.7	65.8
VM Financing Facility II	£1.3	1.3	2.1
VM Financing Facility III	£38.9	38.9	—
VM Financing Facility IV	£76.5	76.5	—
Total Senior and Senior Secured Credit Facilities		4,366.3	4,293.4

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2025[5]	£441.3	441.3	521.3
5.50% USD Senior Secured Notes due 2026	$750.0	605.8	605.0
4.875% GBP Senior Secured Notes due 2027	£—	—	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£—	—	360.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,151.1	1,149.4
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.25% GBP Senior Secured Notes due 2030	£400.0	400.0	400.0
4.50% USD Senior Secured Notes due 2030	$650.0	525.1	—
4.125% GBP Senior Secured Notes due 2030	£450.0	450.0	—
Total Senior Secured Notes		4,588.3	4,575.7

Senior Notes:
4.875% USD Senior Notes due 2022	$—	—	57.8
5.25% USD Senior Notes due 2022	$—	—	41.6
5.125% GBP Senior Notes due 2022	£—	—	44.1
6.00% USD Senior Notes due 2024	$—	—	400.9
4.50% EUR Senior Notes due 2025	€—	—	407.1
5.75% USD Senior Notes due 2025	$—	—	313.5
5.00% USD Senior Notes due 2030	$925.0	747.2	—
3.75% EUR Senior Notes due 2030	€500.0	454.1	—
Total Senior Notes		1,201.3	1,265.0

Vendor financing		1,885.2	1,886.8
Other debt		510.0	338.4
Finance lease obligations		50.3	51.4
Total third-party debt and finance lease obligations		12,601.4	12,410.7
Deferred financing costs, discounts and premiums, net		(24.1)	(15.4)
Total carrying amount of third-party debt and finance lease obligations		12,577.3	12,395.3
Less: cash and cash equivalents		25.7	21.2
Net carrying amount of third-party debt and finance lease obligations[6]		£12,551.6	£12,374.1

Exchange rate (€ to £)		1.1010	1.1300
Exchange rate ($ to £)		1.2380	1.2398

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of June 30, 2020 and March 31, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2020	2020
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£12,601.4	£12,410.7
Vendor financing	(1,885.2)	(1,886.8)
Other debt	(483.4)	(276.5)
Credit Facility excluded amount	(502.8)	—
Finance lease obligations	(50.3)	(51.4)
Projected principal-related cash payments associated with our cross-currency derivative instruments	(639.2)	(700.8)
Total covenant amount of third-party gross debt	9,040.5	9,495.2
Cash and cash equivalents	(25.2)	(20.3)
Total covenant amount of third-party net debt	£9,015.3	£9,474.9

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UPC Holding Reports Preliminary Q2 2020 Results
Signs of Improving Commercial Momentum
Continued Traction on FMC Offerings
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia together are referred to as "CEE"). Our operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 245,400 mobile subscribers at June 30, 2020.

Operating and strategic highlights:

•	UPC Switzerland benefiting from growth initiatives and network investments:

•	69,000 customers now take 1Gbps service following footprint-wide launch in Q3 2019

•	NPS at record highs during Q2, largely driven by robust network performance and sustained broadband and TV usage

•	June sales above Q2’19 & pre-COVID levels

•
Horizon 4 (UPC TV) continues to see strong customer satisfaction and now reaches a base of 302,000 customers in Switzerland, representing 51% and 31% of our enhanced and total video bases, respectively

•	UPC Switzerland Q2 FMC penetration was 22% as compared to 16% in Q2 2019

•	In July, UPC Switzerland and Swisscom agreed a reciprocal distribution deal to provide access to live sports over their respective premium services, MySports and Teleclub

•	UPC Poland extending high-speed network reach and driving FMC:

•	1Gbps availability increased to 2.5 million or 70% of its footprint

•	Signed FTTH access contracts with third party network operators Inea and Nexera. This will increase UPC Poland's national coverage from approximately 26% to 38% by 2023/2024

•	6,000 mobile additions in Q2, following launch of the new mobile offering in Q3 2019

•	Swiss Q2 Customer ARPU of CHF 69.54 decreased 2.8% YoY on a both a reported and rebased[1] basis, as a result of higher front-book discounts due to the highly competitive nature of the market

•	CEE Q2 Customer ARPU of €19.29 declined 3.3% YoY on a reported basis and increased 1.5% YoY on a rebased basis, due to an improved front-book tier mix

•	Total Customer relationship losses were 13,000 in Q2 as compared to a loss of 15,000 in Q2 2019

◦	Switzerland lost 16,000 customers in Q2, representing an improvement of 2,000 YoY as commercial momentum improved but is still adversely impacted by competitive market conditions

◦	CEE added 3,000 customers in Q2, largely in-line with Q2 2019, driven by growth in new build areas

•	Total Mobile additions were 16,000 in Q2 as compared to 14,500 in Q2 2019, representing a YoY improvement despite the impact of COVID-19 on handset volumes and related contract sales

Financial highlights:

•	Revenue of €377.2 million in Q2 decreased 2.3% YoY on a reported basis and decreased 5.2% YoY on a rebased basis

◦
Swiss revenue declined 3.0% YoY on a reported basis and declined 8.6% YoY on a rebased basis, primarily due to (i) lower consumer subscription revenue as a result of customer volume losses and ARPU pressure and (ii) lower mobile handset sales

▪	Q2 revenue included an unfavorable decrease of €1.9 million due to the acceleration of revenue from our distribution partner for the broadcast of ice hockey into Q1 2020 as further described below

◦
CEE revenue declined 0.5% YoY on a reported basis and grew 4.2% YoY on a rebased basis, primarily due to an increase in residential cable subscription revenue driven by new build areas and growth in B2B

•
Loss from continuing operations increased 74.2% in Q2 to €30 million, largely driven by the positive impact of a decrease in interest expense that was more than offset by the negative impact of (i) an increase in related-party fees and allocations, (ii) a decrease in foreign currency transaction gains, and (iii) a reduction in Segment Adjusted EBITDA, as described below

•	Segment Adjusted EBITDA[2] of €184.8 million in Q2 declined 1.9% YoY on a reported basis and 4.9% YoY on a rebased basis

◦
Swiss Adjusted EBITDA declined 3.5% YoY on a reported basis and 9.9% on a rebased basis, mainly due to the aforementioned loss of residential cable subscription revenue, partially offset by lower programming and handset costs

▪
The rebased Segment Adjusted EBITDA decline included a net favorable impact of €2.2 million due to the acceleration of certain prepaid amounts and associated revenues related to ice hockey sports rights during Q1, as COVID-19 led to the cancellation of the league

◦	CEE Adjusted EBITDA decreased by 0.6% YoY on a reported basis and grew 4.2% on a rebased basis, largely driven by the aforementioned increase in residential cable subscription revenue

•	Q2 segment property and equipment additions were 18.2% of revenue, down from 22.3% in the prior year period

◦	The Q2 decrease was largely driven by lower CPE and capacity spend. Q2 property and equipment additions were 18.2% of revenue for Switzerland and 18.0% for CEE

•	OFCF of €116.2 million in Q2 increased 13.7% on a reported basis and 10.2% on a rebased basis up from €102.2 million in Q2 2019, driven by the aforementioned reduction in capital intensity

◦	Swiss OFCF of €87.5 million increased 19.4% on a reported basis and 10.4% on a rebased basis

•	At June 30, 2020, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt (excluding vendor financing) was around 8 years

•
At June 30, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 2.52x and 4.07x, respectively, as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in the respective credit agreements.

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.43x at June 30, 2020

•
At June 30, 2020, we had maximum undrawn commitments of €500.0 million. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2020 borrowing levels, we anticipate the full €500.0 million of borrowing capacity to be available

•
During April 2020, as a result of the sale of certain entities of the UPC borrowing group and associated reduction in outstanding debt and EBITDA of the remaining UPC borrowing group, revolving Facility AM was cancelled in full and a new revolving facility with commitments equal to €500.0 million was established at EURIBOR + 2.50% due 2026

Operating Statistics Summary

	As of and for the three months ended
	June 30,
		2020		2019

Footprint
Homes Passed	6,595,100		6,469,900

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	2,681,500		2,731,500
Q2 Organic[3] Fixed-Line Customer Relationship net additions (losses)		(13,300)		(14,800)

Q2 Monthly ARPU per Fixed-Line Customer Relationship		€36.57		€37.13
Switzerland Q2 Monthly ARPU per Fixed-Line Customer Relationship	CHF	69.54	CHF	71.54
CEE Q2 Monthly ARPU per Fixed-Line Customer Relationship		€19.29		€19.95

Customer Bundling

Fixed-mobile Convergence Switzerland		21.6%		16.3%
Fixed-mobile Convergence CEE		1.2%		0.2%

Single-Play		29.3%		32.2%
Double-Play		28.2%		25.5%
Triple-Play		42.5%		42.3%

Mobile Subscribers
Total Mobile Subscribers	245,400		176,400
Total Organic[3] Mobile net additions (losses)	16,000		14,500

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€29.54		€31.57
Excluding interconnect revenue		€26.45		€28.91

Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2020 and 2019:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2020	2019	Reported	Rebased	2020	2019	Reported	Rebased
	in millions, except % amounts
Revenue
Switzerland	€271.8	€280.2	(3.0%)	(8.6%)	€559.2	€558.5	0.1%	(5.7%)
Central and Eastern Europe	105.4	105.9	(0.5%)	4.2%	213.6	210.8	1.3%	3.8%
Total	€377.2	€386.1	(2.3%)	(5.2%)	€772.8	€769.3	0.5%	(3.1%)

Segment Adjusted EBITDA[2]
Switzerland	€137.1	€142.1	(3.5%)	(9.9%)	€258.8	€279.8	(7.5%)	(12.9%)
Central and Eastern Europe	48.0	48.3	(0.6%)	4.2%	97.3	95.5	1.9%	4.5%
Central and Corporate and intersegment eliminations	(0.3)	(2.0)	N.M.	N.M.	(0.3)	(2.6)	N.M.	N.M.
Segment Adjusted EBITDA	€184.8	€188.4	(1.9%)	(4.9%)	€355.8	€372.7	(4.5%)	(7.9%)

N.M. - not meaningful

The following table provides a reconciliation of loss from continuing operations to Segment Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions, except % amounts
Loss from continuing operations	€(30.1)	€(17.5)	€(58.2)	€(45.8)
Income tax expense	11.1	13.6	17.4	26.6
Other income, net	(3.8)	(2.5)	(8.6)	(12.9)
Losses on debt extinguishment, net	0.9	—	33.4	—
Foreign currency transaction losses (gains), net	(26.5)	(41.1)	10.9	21.6
Realized and unrealized losses (gains) on derivative instruments, net	42.5	40.6	(38.7)	(7.2)
Interest expense	36.6	67.6	78.7	133.1
Operating income	30.7	60.7	34.9	115.4
Impairment, restructuring and other operating items, net	(0.9)	7.6	11.3	8.6
Depreciation and amortization	89.5	83.6	179.7	168.1
Related-party fees and allocations, net	60.8	30.3	121.3	69.6
Share-based compensation expense	4.7	6.2	8.6	11.0
Segment Adjusted EBITDA	€184.8	€188.4	€355.8	€372.7

Segment Adjusted EBITDA as a percentage of revenue	49.0%	48.8%	46.0%	48.4%

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions, except % amounts
Customer premises equipment	€15.3	€22.0	€40.6	€41.6
New build and upgrade	23.0	25.9	48.5	45.3
Capacity	6.8	12.5	11.1	20.4
Baseline	14.1	14.3	31.3	30.9
Product and enablers	9.4	11.5	17.0	18.8
Property and equipment additions	68.6	86.2	148.5	157.0
Assets acquired under capital-related vendor financing arrangements	(77.1)	(103.0)	(165.8)	(209.1)
Assets acquired under finance leases	(0.3)	(2.1)	(0.6)	(2.3)
Changes in current liabilities related to capital expenditures (including related-party amounts)	51.4	78.4	118.3	208.8
Total capital expenditures[4]	€42.6	€59.5	€100.4	€154.4

Regional Property and Equipment Additions
Switzerland	€49.6	€68.8	€112.4	€120.4
Central and Eastern Europe	19.0	17.4	36.1	36.6
Total property and equipment additions	€68.6	€86.2	€148.5	€157.0

Property and equipment additions as a percentage of revenue	18.2%	22.3%	19.2%	20.4%

Operating Free Cash Flow
Segment Adjusted EBITDA	€184.8	€188.4	€355.8	€372.7
Property and equipment additions	(68.6)	(86.2)	(148.5)	(157.0)
Operating free cash flow	€116.2	€102.2	€207.3	€215.7

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents.

	June 30,		March 31,
	2020		2020
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	622.6	638.0
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
€500 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AK and AQ in consolidation		(1,140.0)	(1,140.0)
Total Senior Credit Facilities		1,022.6	1,038.0

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		1,140.0	1,140.0

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	475.8	487.6
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,070.1	1,081.9

Vendor financing		541.5	567.4
Finance lease obligations		19.1	19.2
Total third-party debt and finance lease obligations		3,793.3	3,846.5
Deferred financing costs and discounts		(18.7)	(19.1)
Total carrying amount of third-party debt and finance lease obligations		3,774.6	3,827.4
Less: cash and cash equivalents		23.8	21.5
Net carrying amount of third-party debt and finance lease obligations[6]		€3,750.8	€3,805.9

Exchange rate ($ to €)		1.1244	1.0971

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from UPC Holding’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2020 and March 31, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2020	2020
	in millions
Total third-party debt and finance lease obligations (€ equivalent)	€3,793.3	€3,846.5
Vendor financing	(541.5)	(567.4)
Finance lease obligations	(19.1)	(19.2)
Credit Facility excluded amount	(400.0)	—
Projected principal-related cash receipts (payments) associated with our cross-currency derivative instruments	28.4	(6.6)
Total covenant amount of third-party gross debt	2,861.1	3,253.3
Cash and cash equivalents	(23.8)	(21.5)
Total covenant amount of third-party net debt	€2,837.3	€3,231.8

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance; expectations regarding Virgin Media’s anticipated joint venture with O2; expectations with respect to continued network resiliency, capacity and connectivity amidst the COVID-19 usage surge; expected launch of broadband speed and coverage increases and connectivity enhancements, including the anticipated continued rollout of 1 Gbps broadband service at Virgin Media and the anticipated connections of 5G sites; the anticipated improvement in commercial momentum, including continued traction on FMC offerings; the intention of enhancing our sales and service capabilities through the recruitment of additional employees; the strength of our balance sheet and tenor of our third-party debt; projected principal-related cash flows of our cross currency derivative instruments; our anticipated borrowing capacity and use of debt proceeds; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of the outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-Q and Form 10-K/A. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Max Adkins	+44 78 1795 9705	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2020
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)		Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,390,300	995,500	2,117,000	646,300	382,000	588,700	970,700	500,000		223,200
Poland	3,583,400	1,494,300	3,198,200	1,250,200	217,200	1,070,100	1,287,300	660,700		22,200
Slovakia	621,400	191,700	401,300	142,300	30,000	141,000	171,000	88,000		—
Total UPC Holding continuing ops	6,595,100	2,681,500	5,716,500	2,038,800	629,200	1,799,800	2,429,000	1,248,700		245,400

United Kingdom	15,072,600	5,546,000	13,461,500	5,318,400	—	3,589,300	3,589,300	4,553,800		3,268,100
Ireland	941,100	436,900	998,300	382,300	—	296,200	296,200	319,800		103,800
Total Virgin Media	16,013,700	5,982,900	14,459,800	5,700,700	—	3,885,500	3,885,500	4,873,600	`	3,371,900

Q2 Organic[3] Variance
Switzerland	8,100	(16,400)	(23,200)	(5,600)	(17,300)	2,000	(15,300)	(2,300)		10,000
Poland	20,900	4,300	13,600	8,900	9,900	1,300	11,200	(6,500)		6,000
Slovakia	1,300	(1,200)	—	500	500	(1,100)	(600)	100		—
Total UPC Holding continuing ops	30,300	(13,300)	(9,600)	3,800	(6,900)	2,200	(4,700)	(8,700)		16,000

United Kingdom	91,100	22,900	(26,300)	33,200	—	(32,500)	(32,500)	(27,000)		47,700
Ireland	2,500	1,000	3,000	1,800	—	6,900	6,900	(5,700)		5,800
Total Virgin Media	93,600	23,900	(23,300)	35,000	—	(25,600)	(25,600)	(32,700)		53,500

	Selected Operating Data — As of June 30, 2020

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Switzerland	—	223,200	223,200
Poland	—	22,200	22,200
Slovakia	—	—	—
Total UPC Holding	—	245,400	245,400

United Kingdom	202,200	3,065,900	3,268,100
Ireland	—	103,800	103,800
Total Virgin Media	202,200	3,169,700	3,371,900

	June 30, 2020 vs. March 31, 2020

Organic[3] Mobile Subscriber Variance
Switzerland	—	10,000	10,000
Poland	—	6,000	6,000
Slovakia	—	—	—
Total UPC Holding	—	16,000	16,000

United Kingdom	(31,200)	78,900	47,700
Ireland	—	5,800	5,800
Total Virgin Media	(31,200)	84,700	53,500

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 67,600 subscribers who have requested and received this service.

(ii)	UPC Holding has approximately 29,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 193,100 subscribers who have requested and received this service.

(iv)
Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2020, Switzerland’s partner networks account for 116,900 Fixed-Line Customer Relationships, 296,200 RGUs, which include 108,700 Internet Subscribers, 102,700 Video Subscribers and 84,800 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 653,000 homes passed by Switzerland’s partner networks at June 30, 2020.

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes

1
Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment Adjusted EBITDA and OFCF for the three and six months ended June 30, 2019 to reflect the translation of our rebased amounts for the three and six months ended June 30, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2020. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated August 3, 2020, Liberty Global Reports Q2 2020 Results. The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Three months ended			Six months ended
	June 30, 2020			June 30, 2020
	Revenue	Segment Adjusted EBITDA	OFCF	Revenue	Segment Adjusted EBITDA	OFCF
	in millions
Virgin Media
Foreign Currency	£1.4	£0.5	£0.3	£0.4	£0.2	£0.2

UPC Holding
Foreign Currency	€(19.9)	€(9.3)	€3.6	€(23.6)	€(29.5)	€7.1

2
During the fourth quarter of 2019, Liberty Global changed the presentation of its consolidated reportable segments with respect to certain operating costs related to its centrally-managed technology and innovation function. For additional information and detail of the impact to the Virgin Media and UPC Holding borrowing groups, see the Appendix.

3
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

4
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

6	Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted EBITDA margin: Adjusted EBITDA margin is a non-GAAP metric calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: the number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Segment Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment Adjusted EBITDA.

Property and equipment additions (P&E additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Segment Adjusted EBITDA information

The following table presents (i) reported Segment Adjusted EBITDA and (ii) percentage change from period to period for Segment Adjusted EBITDA on both a reported and rebased basis for our Virgin Media and UPC Holding borrowing groups:

	Three months ended June 30,		Increase/(decrease)		Six months ended June 30,		Increase/(decrease)
	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Segment Adjusted EBITDA:
Virgin Media	£527.6	£535.0	(1.4)	(1.5)	£1,039.9	£1,066.5	(2.5)	(2.5)

UPC Holding:
Switzerland	€137.1	€142.1	(3.5)	(9.9)	€258.8	€279.8	(7.5)	(12.9)
Central and Eastern Europe	48.0	48.3	(0.6)	4.2	97.3	95.5	1.9	4.5
Central and Corporate and intersegment eliminations	(0.3)	(2.0)	N.M.	N.M.	(0.3)	(2.6)	N.M.	N.M.
Total UPC Holding Segment Adjusted EBITDA	€184.8	€188.4	(1.9)	(4.9)	€355.8	€372.7	(4.5)	(7.9)

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, Liberty Global changed the presentation of certain operating costs related to its centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate, are now allocated to our consolidated reportable segments. This change, referred to as the “Centrally-held Operating Cost Allocation”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Segment Adjusted EBITDA of our operating segments. Segment information of our borrowing groups for the three and six months ended June 30, 2019 has been revised to reflect this change. The following table provides a summary of the impact on the Segment Adjusted EBITDA of our borrowing groups that resulted from the Centrally-held Operating Cost Allocation.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	in millions
Decrease to reported Segment Adjusted EBITDA:
Virgin Media	£(9.9)	£(12.3)	£(19.3)	£(24.7)

UPC Holding:
Switzerland	€(4.4)	€(8.8)	€(8.7)	€(14.8)
Central and Eastern Europe	(2.3)	(3.3)	(4.6)	(6.4)
Total decrease to UPC Holding Segment Adjusted EBITDA	€(6.7)	€(12.1)	€(13.3)	€(21.2)